Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

FB FINANCIAL CORPORATION

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	6.625% Fixed-to-Floating Subordinated Notes due 2036	(1)	457(o)		$	$125,000,000.00	0.0001381	$17,262.50

Total Offering Amounts:							$125,000,000.00		17,262.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$17,262.50

__________________________________________
Offering Note(s)

(1)	The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rule 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-291507 filed on November 13, 2025.